EXHIBIT 5.1

[Letterhead of Latham & Watkins LLP]

March 31, 2004

BRE Properties, Inc.

44 Montgomery Street, 36th Floor

San Francisco, California 94104

Re:	Registration Statement on Form S-3; $700,000,000 Aggregate Offering Price of Securities of BRE Properties, Inc.

Ladies and Gentlemen:

In connection with the registration statement on Form S-3 (the “Registration Statement”) to be filed by BRE Properties, Inc., a Maryland corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) you have requested our opinion set forth below.

You have provided us with a draft of the Registration Statement in the form in which it will be filed, which includes the form of prospectus (the “Prospectus”). The Prospectus provides that it will be supplemented in the future by one or more supplements to the Prospectus (each a “Prospectus Supplement”). The Prospectus as supplemented by various Prospectus Supplements will provide for the issuance and sale by the Company of up to $700,000,000 aggregate offering price of (i) one or more series of senior, senior subordinated or subordinated debt securities (the “Debt Securities”), (ii) one or more series of preferred stock, par value $0.01 per share (the “Preferred Stock”) and (iii) shares of common stock, par value $.01 per share (the “Common Stock”), or any combination of the foregoing. The Debt Securities, Preferred Stock and Common Stock are collectively referred to herein as the “Securities.” Any Debt Securities may be exchangeable for and/or convertible into shares of Common Stock or Preferred Stock or into another series of Debt Securities. The Preferred Stock may also be exchangeable for and/or convertible into shares of Common Stock or into another series of Preferred Stock. The Debt Securities may be issued pursuant to the existing indenture between the Company and JP Morgan Chase & Co. (successor in interest to Chase Manhattan Bank and Trust Company, National Association) (the “Existing Trustee”), dated as of June 23, 1997, as supplemented by the First Supplemental Indenture, dated as of April 23, 1998, and as may be further supplemented from time to time (the “Existing Indenture”), or pursuant to a senior indenture or subordinated indenture between the Company and a financial institution to be identified therein as trustee (the “Proposed Trustee” and, together with the Existing Trustee, each a “Trustee”) in the forms attached as Exhibits 4.9 and 4.10 to the Registration Statement, as each such indenture may be supplemented from time to time (each a “Proposed Indenture” and, together with the Existing Indenture, each an “Indenture”).

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with

BRE Properties, Inc.

March 31, 2004

the authorization of the Indenture and the Debt Securities, and the issuance of the Debt Securities. For the purposes of this opinion, we have assumed that proceedings to be taken in the future will be timely completed in the manner proposed. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various matters concerning the laws of the State of Maryland are addressed in the opinion of Ballard Spahr Andrews & Ingersoll, LLP, separately provided to you, and we express no opinion with respect to those matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion as of the date hereof that when (i) with regard to a Proposed Indenture, the Proposed Indenture has been duly executed and delivered by the Company and the Proposed Trustee, (ii) the Debt Securities have been duly established in accordance with the Indenture pursuant to which they are to be issued (including, without limitation, the adoption by the Board of Directors of the Company of a resolution duly authorizing the issuance and delivery of the Debt Securities), duly authenticated by the Trustee and duly executed and delivered on behalf of the Company against payment therefor in accordance with the terms and provisions of the Indenture pursuant to which they are to be issued and as contemplated by the Registration Statement, the Prospectus and the related Prospectus Supplement(s), and (iii) the Registration Statement and any required post-effective amendments thereto have all become effective under the Securities Act and any and all Prospectus Supplement(s) required by applicable laws have been filed, and assuming that the terms of the Debt Securities as executed and delivered are as described in the Registration Statement, the Prospectus and the related Prospectus Supplement(s), the Debt Securities will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion rendered in the paragraph above relating to the enforceability of the Debt Securities is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 514 of the each of the Indentures; and (v) we express no opinion with respect to whether acceleration of the Debt Securities may affect the collectibility of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

BRE Properties, Inc.

March 31, 2004

With your consent, we have assumed for purposes of this opinion that (i) each of the parties to each Indenture and the Debt Securities (collectively the “Operative Documents”) (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite power and authority to execute and deliver and to perform its obligations under each of the Operative Documents to which it is a party; and (c) has duly authorized, executed and delivered each such Operative Document; (ii) with respect to each of the parties to the Operative Documents other than the Company, each Operative Document to which it is a party constitutes its legally valid and binding agreement, enforceable against it in accordance with its terms; and (iii) each Trustee is in compliance, generally and with respect to acting as trustee under the Indentures, with all applicable laws and regulations. We express no opinion as to any state or federal laws or regulations applicable to the subject transaction because of the nature or extent of the business of any parties to the Operative Documents.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Validity of the Securities.”

Very truly yours, /s/ LATHAM & WATKINS LLP